Exhibit 10.73

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

[Letterhead of Polestar]

Employment Contract – Permanent

Polestar Performance AB, registration number 556653-3096, with address Assar Gabrielssons väg 9, 405 31 Gothenburg, Sweden (hereafter called the Company), and Dennis Nobelius with social security number:[***] and address: [***] (hereafter called the Employee), have entered the following terms of employment. This employment contract, hereafter called the Employment Contract, revokes all previous agreements between the Company and the Employee regarding the subject matter hereof.

Position

Chief Operating Officer (COO)

Location/Department

Gothenburg, 63000

Duration of employment

The employment is valid from 2020-09-01 and shall continue for an indefinite period.

Working hours

This is a full-time position, in accordance with in accordance with the collective agreement Teknikavtalet Unionen/Sverigers Ingenjörer/Ledarna. The Employee is exempted from the provisions of §§2-5 in the working time agreement. This means the Employee is not entitled to overtime or travel compensation.

Salary

The gross monthly salary for this position is [***]. The Salary will be reviewed yearly or otherwise in accordance with applicable collective agreement. The monthly salary is adjusted to include compensation for overtime and travelling time.

Vacation

The employee is entitled to thirty (30) vacation days per year. The vacation year is defined as the period from April 1st until March 31st. Vacation benefits are regulated in general according to applicable national and local collective agreements.

Polestar Performance AB
Assar Gabrielssons väg 9
SE-405 31 Göteborg
Sweden

Company Car

The employee is entitled to an individual company benefit car according to current benefit car policy. Accordingly, if the employee decides to get a company benefit car, a deduction from the monthly gross salary will be made according to current benefit car policy. If the employee chooses not to take the option of an individual benefit car within a year from this contract date, the continuation of the benefit will be reconsidered according to the benefit car policy.

Pension

The Employee shall receive pension benefits according to the pension plan defined by Swedish law, collective agreements and Volvo Car’s pension regulations. ITP 1 is applicable-for white collar employees born 1979 and later. ITP 2 is applicable for white collar employees born 1978 or earlier. For employees who made a choice to refrain from ITP 2, by choosing alternative ITP with a former employer, ITP 1 is applicable for all ages. Note, companies within the Volvo Car Group are not seen as “former employer(s)”, when an employee transfers between companies within the Group.

Variable pay programme

See appendix

Other conditions of employment

The applicable collective agreement —either Teknikavtalet Unionen/Sveriges Ingenjörer/ Ledarna or an equivalent national collective agreement valid at the time.—applies. In addition to the national collective agreement, the local collective agreement at the Company applies,

Compliance of Company policies and regulations

The Employee shall comply with the Code of Conduct and other applicable policies and regulations at the Company.

Confidentiality and loyalty

The Employee must exercise complete discretion and loyalty concerning the Company. Both during and after the employment, the Employee shall hold trade secrets, including without limitation, secret information contained in invention disclosures, unreleased product names and designs, strategic product and cycle plans, planned acquisitions, know-how, data, software code; specifications, manufacturing processes, supplier information etc. of the Company in strict confidence. The Employee shall not disclose these trade secrets to anyone except other employees of the Company who have a need to know the trade secrets in connection with the Company’s business. The Employee also agrees to not share with the Company any trade secrets belonging to third parties; such as a former employer, that may be in the Employee’s possession.-The Employee may be subject to legal proceedings for any misuse or unauthorised disclosure of any trade secrets and/or know-how both during and after employment within the Company,

Intellectual Property

The Employee acknowledges that all intellectual property (IP) that the Employee generates, modifies or improves in the course of the Employment Contract shall be or remain assigned to the Company from its creation, without compensation other than that established within the scope of law (i.e. reasonable compensation for ideas which constitute patentable inventions), within the legal limits. For purposes of this contract, IP includes, but is not limited to (i) inventions, innovations and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto; (ii) know-how, ideas, concepts, creations, layouts, designs, drawings, patterns, models, compositions, architectures, protocols, formulas, algorithms, processes, programs, methods, computer software (including object code and source code and related documentation), and research and development; (iii) patents; (iv) trademarks; (v) copyrights; (vi) design rights; (vii) internet domain names and registrations and applications for registration or renewals thereof, and email addresses, telephone numbers, social media identifications and tags; (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; (ix) topographies of semiconductor products; (x) confidential information; and (xi) trade secrets.

Personal data

The employee has been informed and agrees that personal data, regulated under GDPR (General Data Protection Regulation), may be registered by the Company. The employee has also been informed and has agreed to that such information may be transferred to a third party for system management purposes.

Polestar Performance AB
CEO	HR

/s/ Thomas Ingenlath	/s/ Monika Franke
Thomas Ingenlath	Monika Franke
Date	Date 2020-07-13

Employee

/s/ Dennis Nobelius
Dennis Nobelius
Date 2020-07-13

Appendix 1

Variable Pay programs

Dennis Nobelius will be entitled to participate in the Company’s variable pay programs at Polestar Performance AB in accordance with Company policy applicable from time to time.

The annual cash Short Term Variable Pay target is 30% and should not exceed 60% of the annual base salary.

The Company reserves the right to amend or cancel the variable pay programs at its own discretion. All variable pay schemes should be subject of approval from the Board of the Company.

Gothenburg 2020-07-13

Polestar Performance AB
CEO

/s/ Thomas Ingenlath	/s/ Dennis Nobelius
Thomas Ingenlath	Dennis Nobelius
CEO Polestar

/s/ Monika Franke
Monika Franke
Human Resources Polestar

1(1)

dated Dennis Nobelius Employment agreement. Appendix 1 Security Class Confidential-C40
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Appendix 2—Long Term variable Pay

Variable Pay program

Dennis Nobelius will be entitled to participate in Volvo Cars Long Term variable Pay until 2021 when a Polestar LTI Program will replace it.

The Company reserves the right to emend or cancel the variable pay programs at its own discretion, All variable pay schemes should be subject of approval from the Board of the Company.

Gothenburg 2020-07-13

Polestar Performance AS

Polestar Performance AB
CEO

/s/ Thomas Ingenlath	/s/ Dennis Nobelius
Thomas Ingenlath	Dennis Nobelius
CEO Polestar

/s/ Monika Franke
Monika Franke
Human Resources Polestar

1(1)

dated Dennis Nobelius Employment agreement. Appendix 1 Security Class Confidential-C40
	Sign	Sign

Information notice — HR, Polestar

Controller

Polestar Performance AB, a Swedish legal entity with registration-number 556653-3096, Assar Gabrielssons Väg 9, SE-405 31, Gothenburg, Sweden, hereinafter referred to as “Polestar”, “we”, “our” and “us”, will as controller process your personal data as described below.

Purpose, Retention Time and legal basis for processing

We process personal data such as your name, contact information and other personal data in order to manage basic HR processes as part of your employment, such as paying your salary and providing you with access to IT systems and Polestar premises. More information regarding the purpose of our processing, the categories of personal data; the legal grounds for doing so, the retention time, and with whom your personal data is shared can be found on our Intranet.

Disclosure / Recipients of your personal data /Transfer

Your personal data will be disclosed to and processed by our IT suppliers and service providers. In relation to our IT suppliers and service providers located outside of EEA, we will transfer your personal data in accordance with the Standard Contractual Clauses adopted by the European Commission.

Your rights and contact information

You have the right to request a copy of your personal data that we store about you. We want to make sure that your personal information is accurate and up to date. Please do not hesitate to ask us to correct or remove information you think is inaccurate. You also have the right to have your personal data deleted and to have our processing of your personal data restricted in certain circumstances. In addition, you have the right to object to our processing of your personal data as well as to receive your personal data, which you have provided to us, in a structured, commonly used and machine-readable format and to have these transmitted to another controller. If you feel that we are processing your personal data in violation of privacy laws and regulations, you have the right to lodge a complaint with the supervisory authority.

For our Global Data Protection Officer, please send an e-mail to: dpo@polestar.com or send a letter to: Data Protection Officer, Polestar, Assar Gabrielssons Väg 9, SE-405 31 Gothenburg, Sweden.

I have read and acknowledge the Information Notice.

Employee

/s/ Dennis Nobelius
Dennis Nobelius, Date. 2020-07-13

Agreement of paid vacation in advance

Number of paid days in advance: 5

Available during vacation year: 2020-04-1 – 2021-03-31

Last repay date: 2025-04-01

Polestar Performance AB and the above mentioned Employee have reached an agreement     regarding paid vacation in advance, according to the following terms:

General

The purpose of paid vacation in advance is to give the ability to take up to 20 days of paid vacation during the first summer of employment. The intention is that vacation in advance should be taken when other employees in the work place are on vacation, which is normally during the main vacation period. The Employee will receive normal monthly pay during the vacation period. The Employee and the Employee’s manager are to reach an agreement on when these vacation days may be used. The paid vacation days cannot be saved for the following year if not used, nor will these days be compensated for in any other way.

Repayment

If the employment with Polestar is terminated within five (5) years from the beginning of employment, the employee is obliged to repay the same amount that has been paid out during the vacation. The amount will be deducted from the final-salary.

YES I have received the offer and accept.

NO I have received the offer but declined.

Above agreement is confirmed:

Employee

/s/ Dennis Nobelius
Dennis Nobelius
Date 2020-07-13

Appendix: Health Care Insurance

Dennis Nobelius will be entitled to Heart Care Insurance, at the Company’s expense, for Top Management at Polestar Performance AB1

Dennis Nobelius is aware and acknowledge that this type of benefit is subject to taxation under Swedish legislation.

Gothenburg 13/7, 2020

Polestar Performance AS

Polestar Performance AB
CEO

/s/ Thomas Ingenlath	/s/ Dennis Nobelius
Thomas Ingenlath	Dennis Nobelius
CEO Polestar

/s/ Monika Franke
Monika Franke
Human Resources Polestar

[1]	Presently, the insurer DKV is contracted by the Company

Appendix to employment contract
dated Health Insurance Security Class Confidential-C40
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